EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                             Six Months Ended
                                                                 June 30,
                                                            -------------------
                                                              1999        1998
                                                            -------     -------
 Net income                                                 $ 188.2     $ 165.4

 Provision for income taxes                                   100.5        91.7
                                                            -------     -------
 Earnings before provision for income taxes                   288.7       257.1
                                                            -------     -------
 Fixed Charges:
 Interest and debt expense on indebtedness                    554.1       502.4
 Minority interest in subsidiary trust holding solely
   debentures of the company                                    9.6         9.6
 Interest factor - one third of rentals on
   real and personal properties                                 4.9         4.9
                                                            -------     -------
 Total fixed charges                                          568.6       516.9
                                                            -------     -------
 Total earnings before provision for income
   taxes and fixed charges                                  $ 857.3     $ 774.0
                                                            =======     =======

 Ratio of earnings to fixed charges                           1.51x       1.50x
                                                            =======     =======